Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 31, 2015 (October 26, 2015 as to the effects of the retrospective adjustments in Note 1, 10, 15 and 22) relating to the consolidated financial statements of Microsoft Corporation and subsidiaries (“the Company”), appearing in the Current Report on Form 8-K dated October 27, 2015. Additionally, we consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 31, 2015 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Microsoft Corporation for the year ended June 30, 2015 and to the reference to us under the headings “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

October 28, 2015